FOR IMMEDIATE RELEASE
February 22, 2000


Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities



               UGLY DUCKLING CORPORATION ANNOUNCES EXCHANGE OFFER


PHOENIX,  Arizona  (February 22, 2000) - Ugly Duckling  Corporation  (Nasdaq NM:
UGLY) today announced an offer to exchange up to $27.5 million principal amount of its 11% Subordinated Debentures due 2007 for up to 2.5 million shares of its common stock. Under the terms of the offer, each share of common stock can be exchanged for $11.00 principal amount of debentures. The debentures will bear interest at 11% per year, payable semi-annually each April 15 and October 15 starting on April 15, 2000, until they are paid in full. The principal amount of the debentures will be due on or about the seventh anniversary of their issuance date, subject to prepayment at the Company's option without penalty or premium.

The exchange offer will be made only through, and upon the terms and conditions described in, Ugly Duckling's offering circular, dated February 22, 2000, and related letter of transmittal. The offer is conditioned upon a minimum of 500,000 shares being tendered and is subject to a maximum of 2.5 million shares being accepted for exchange. The offer and related withdrawal rights will expire at 5:00 p.m. New York City time March 21, 2000 unless extended. Harris Trust and Savings Bank will act as exchange agent for the offer.

Mr. Ernest Garcia, II, the Company's chairman and a beneficial owner of 4,794,500 shares of the Company's common stock (approximately 32% of all outstanding shares), will tender a minimum of 294,500 shares, and up to 25% of the shares tendered by all other shareholders if the Company's other shareholders tender an insufficient number of shares to reach the maximum of 2,500,000 shares. By doing so Mr. Garcia will maintain close to the same level of ownership in the Company upon the completion of the exchange offer.



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All  investors  are advised to  carefully  read the  offering  circular  when it becomes available because of the important information it contains. The offering circular and other filed reports, proxy and information statements may be obtained for free by accessing the Security and Exchange Commission's web site at http://www.sec.gov. Investors may also contact Ugly Duckling's Information Agent, Corporate Investor Communications, Inc., at 1-201-896-1900, to obtain information about the exchange offer, including free copies of the offering circular and related documents to be utilized in the offer.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 75 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

This press release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, Ugly Duckling Corporation undertakes no obligation to update these statements for revisions or changes after the date of this press release. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in this press release and in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations-Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in Ugly Duckling Corporation's most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 to any such Form 10-Q), factors detailed in the section "Risk Factors" in Ugly Duckling Corporation's definitive proxy statement dated August 4, 1998, and elsewhere in Ugly Duckling Corporation's Securities and Exchange Commission filings.